EXHIBIT 99.1

Emclaire Financial Corp Reports Record Earnings for 2014; Announces Annual Meeting Date

EMLENTON, Pa., Jan. 30, 2015 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $3.9 million, or $2.20 per diluted common share for the twelve months ended December 31, 2014, an increase of $529,000, or 15.6%, from $3.4 million or $1.91 per diluted common share reported for the same period in 2013.

The increase in net income available to common stockholders was primarily driven by an increase in net interest income and a decrease in preferred stock dividends. The Corporation realized a return on average assets of 0.70% and a return on average common equity of 9.24% for the year ended December 31, 2014, compared to 0.73% and 8.32%, respectively, reported for the same period in 2013.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "The Board of Directors, management and I are pleased to report record earnings for Emclaire Financial Corp. We achieved a number of corporate milestones in 2014, including record loan and deposit levels, revenue in excess of $20 million, and net income exceeding $4 million. We enjoyed tremendous success with our deposit growth goals, which were supported in part by our new Saint Marys, PA and Cranberry Township, PA full-service banking offices. These two offices accounted for $19 million in total deposits at December 31, 2014. We are excited about future growth opportunities in existing and adjacent markets and the opportunity to deliver new technologies and products to our customers while continuing to provide a positive community banking experience.  We continue to maintain a sound capital base while providing a solid return to our shareholders and are well positioned for future profitable growth."

2014 OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $529,000, or 15.6%, to $3.9 million or $2.20 per diluted common share for the twelve months ended December 31, 2014, compared to $3.4 million or $1.91 per diluted common share for the same period last year. The increase primarily resulted from increases in net interest income and noninterest income of $1.3 million and $227,000, respectively, and a decrease in preferred stock dividends of $320,000, partially offset by increases in noninterest expense, provision for income taxes and provision for loan losses of $1.1 million, $135,000 and $90,000, respectively.

Net interest income increased $1.3 million, or 8.3%, to $17.2 million for the year ended December 31, 2014 from $15.9 million for the same period in 2013. The increase in net interest income resulted from an increase in interest income of $664,000, or 3.4%, and a decrease in interest expense of $650,000, or 17.7%. The increase in interest income included $533,000 of recovered interest income related to the payoff of a $1.3 million nonperforming loan. The decrease in interest expense was the result of a decrease in the Corporation's cost of funds, which decreased 20 basis points to 0.59% in 2014 from 0.79% in 2013. Driving this improvement was a $525,000 decrease in interest paid on deposits and a $125,000 decrease in interest paid on borrowings. Despite the management of funding costs, the net interest margin decreased 5 basis points to 3.35% for 2014 compared to 3.40% for 2013 as the overall yield on earning assets decreased 24 basis points.  This was due, in part, to management's decision to maintain higher levels of lower yielding cash and equivalents to cover anticipated deposit fluctuations.

Noninterest income increased $227,000, or 5.9%, to $4.1 million for the year ended December 31, 2014 from $3.9 million in 2013. The increase resulted from a $418,000 increase in net gains on securities. The Corporation realized net gains on securities of $758,000 in 2014 compared to $340,000 in 2013. In 2014, the Corporation realized securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long-term advance and associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance. Excluding the net gains on securities, noninterest income decreased $191,000, or 5.4%, to $3.3 million for the year ended December 31, 2014 from $3.5 million in 2013 due to decreases in commissions on financial services and customer service fees of $163,000 and $77,000, respectively, partially offset by an increase in other noninterest expense of $73,000.

Noninterest expense increased $1.1 million to $15.6 million for the year ended December 31, 2014 from $14.5 million in 2013. The increase primarily related to prepayment penalties totaling $550,000 associated with the aforementioned early retirement of a long-term advance. Also contributing to the increase, occupancy and equipment expense and compensation and benefits increased $330,000 and $86,000, respectively, partially offset by decreases in FDIC premiums, intangible amortization and professional fees of $65,000, $53,000 and $28,000, respectively. The increase in occupancy and equipment was primarily related to the Bank's two new full-service banking offices.

The provision for income taxes increased $135,000, or 14.8%, to $1.0 million for the year ended December 31, 2014 from $913,000 in 2013. This increase related to an increase in pre-tax income of $344,000 and an increase in the Corporation's effective tax rate to 20.7% for 2014 from 19.3% in 2013.

Preferred stock dividends decreased $320,000, or 76.2%, to $100,000 for the year ended December 31, 2014 from $420,000 for the same period in 2013. This resulted from the September 2013 redemption of $5.0 million, or 50%, of the $10.0 million in outstanding preferred shares issued to the U.S. Treasury under the Small Business Lending Fund (SBLF) program. In addition, due to an increase in the Corporation's qualified small business lending, the dividend rate on the preferred shares was 2.00% in 2014 compared to 4.91% for 2013.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $377,000, or 43.1%, to $1.3 million or $0.70 per diluted common share for the quarter ended December 31, 2014 compared to $874,000 or $0.49 per diluted common share for the same period in 2013. This increase primarily related to an increase in net interest income of $796,000 and a decrease in preferred stock dividends of $30,000, partially offset by increases in noninterest expense, provision for income taxes and provision for loan losses of $249,000, $171,000 and $19,000, respectively, and a decrease in noninterest income of $10,000.

The Corporation realized an annualized return on average assets and common equity of 0.86% and 11.32%, respectively, for the three months ended December 31, 2014, compared to 0.71% and 8.64%, respectively, for the same period in 2013.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $56.1 million, or 10.7%, to $581.9 million at December 31, 2014 from $525.8 million at December 31, 2013. Asset growth was driven by increases in securities and net loans receivable of $32.6 million and $27.2 million, respectively, which was funded by a $69.8 million increase in customer deposits. This deposit increase also funded a $22.7 million decrease in borrowed funds, which included an $18.5 million reduction in FHLB short-term advances and the aforementioned repayment of a $5.0 million FHLB long term advance.

Total nonperforming assets were $7.1 million, or 1.21% of total assets at December 31, 2014 compared to $5.3 million, or 1.01% of total assets at December 31, 2013. This $1.8 million, or 34.0% increase in nonperforming assets was primarily due to two commercial relationships being placed on nonaccrual status during 2014, partially offset by the aforementioned $1.3 million nonperforming loan payoff.

Stockholders' equity increased $2.9 million, or 6.5%, to $48.0 million at December 31, 2014 from $45.1 million at December 31, 2013. This resulted primarily from a $2.4 million increase in retained earnings as a result of $4.0 million of net income.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.3% of total assets. Tangible book value per common share was $21.66 at December 31, 2014, compared to $20.04 at December 31, 2013.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Tuesday, April 21, 2015 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 2, 2015.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service banking offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Corporation's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2014	2013	2014	2013

Interest income	$ 5,644	$ 4,890	$ 20,262	$ 19,598
Interest expense	740	782	3,027	3,677
Net interest income	4,904	4,108	17,235	15,921
Provision for loan losses	162	143	670	580
Noninterest income	886	896	4,087	3,860
Noninterest expense	3,979	3,730	15,587	14,480
Income before provision for income taxes	1,649	1,131	5,065	4,721
Provision for income taxes	373	202	1,048	913
Net income	1,276	929	4,017	3,808
Accumulated preferred stock dividends	25	55	100	420
Net income available to common stockholders	$ 1,251	$ 874	$ 3,917	$ 3,388

Basic earnings per common share	$0.71	$0.50	$2.21	$1.92
Diluted earnings per common share	$0.70	$0.49	$2.20	$1.91
Dividends per common share	$0.22	$0.20	$0.88	$0.80

Return on average assets (1)	0.86%	0.71%	0.70%	0.73%
Return on average equity (1)	10.37%	8.17%	8.47%	7.73%
Return on average common equity (1)	11.32%	8.64%	9.24%	8.32%
Yield on average interest-earning assets	4.18%	4.12%	3.91%	4.15%
Cost of average interest-bearing liabilities	0.70%	0.85%	0.75%	1.02%
Cost of funds	0.55%	0.66%	0.59%	0.79%
Net interest margin	3.65%	3.49%	3.35%	3.40%
Efficiency ratio	65.85%	71.43%	72.13%	70.48%

(1) Returns are annualized for the three month periods ended December 31, 2014 and 2013.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	12/31/2014	12/31/2013

Total assets	$ 581,909	$ 525,842
Cash and equivalents	11,856	16,658
Securities	149,861	117,304
Loans, net	379,648	352,430
Deposits	501,819	432,006
Borrowed funds	21,500	44,150
Common stockholders' equity	42,990	40,072
Stockholders' equity	47,990	45,072

Book value per common share	$24.14	$22.66
Tangible book value per common share	$21.66	$20.04

Net loans to deposits	75.65%	81.58%
Allowance for loan losses to total loans	1.36%	1.36%
Nonperforming assets to total assets	1.21%	1.01%
Earning assets to total assets	94.11%	94.16%
Stockholders' equity to total assets	8.25%	8.57%
Shares of common stock outstanding	1,780,658	1,768,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com